Exhibit 4.1

Final Form

THIS PURCHASER’S WARRANT IS NO LONGER EXERCISABLE AFTER 5:00 P.M., EASTERN TIME, [*], 2026.

PURCHASER’S WARRANT

FOR THE PURCHASE OF 1,100,000 ORDINARY SHARES

OF

SUPERX AI TECHNOLOGY Limited

Issuance DATE: [*], 2025

1. Purchaser’s Warrant. THIS CERTIFIES THAT, pursuant to that certain private placement subscription agreement by and between SuperX AI Technology Limited (NASDAQ: SUPX), a British Virgin Islands business company (the “Company”), on one hand, and the purchaser identified on the signature pages to the agreement, on the other hand, dated [*], 2025 (the “Agreement”), [Insert Name of Purchaser] or its assignees (each a “Holder”), as the registered owner of this warrant (this “Purchaser’s Warrant”), is entitled, for a nominal consideration of $0.01 per share, at any time and from time to time between the date hereof, and at or before 5:00 p.m., Eastern Time, on [*], 20261 (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to such number of ordinary shares, no par value per share (“Ordinary Shares”) of the Company (the “Shares”) as set forth in the Agreement, subject to adjustment as provided in Section 6 hereof. If the Expiration Date is a day on which banking institutions are authorized by law or executive order to close, then this Purchaser’s Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period commencing on the date hereof and ending on the Expiration Date, the Company agrees not to take any action that would terminate this Purchaser’s Warrant. This Purchaser’s Warrant is initially exercisable at $______ per share (which is equal to one hundred percent (100%) of the price of the Unit Price sold pursuant to the Agreement); provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchaser’s Warrant, including the exercise price per share and the number of Ordinary Shares to be received upon such exercise, shall be adjusted as therein specified. No cashless exercise option shall be available under this Purchase Warrant. The term “Exercise Price” shall mean the initial exercise price of this Purchaser’s Warrant as set forth above or the adjusted exercise price as a result of the events set forth in Section 6 below, depending on the context. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

2. Exercise.

2.1 Exercise Form. In order to exercise this Purchaser’s Warrant, the exercise form attached hereto as Exhibit A (the “Exercise Notice”) must be duly executed and completed and delivered to the Company by email, together with this Purchaser’s Warrant and payment of the Exercise Price for the Ordinary Shares being purchased (the “Exercise Shares”) payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check to the order of the Company. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern Time, on the Expiration Date, this Purchaser’s Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2 Mechanics of Exercise.

(i) Delivery of Shares Upon Exercise. The Company shall (x) cause the Exercise Shares to be issued and use commercially reasonable efforts, including promptly instructing its transfer agent (“Transfer Agent”), to cause the Exercise Shares to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Direct Registration System (“DRS”) if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Shares or resale of the Shares, or (y) if (x) above is not true, cause the Exercise Shares to be issued in the name of the Holder or its designee in restricted book-entry form in the Company’s share register, with a certified copy of the share register evidencing such issuance being delivered to the Holder, in each case by the date that is two (2) trading days after the latest of (A) the delivery to the Company of the exercise form, (B) surrender of this Purchaser’s Warrant (if required), and (C) receipt by the Company of the aggregate Exercise Price as set forth above (such date, the “Share Delivery Date”), provided that the Holder shall also provide the Company through email with a bank confirmation number that the wire transfer of the Exercise Price has been initiated as soon as practicable. The Exercise Shares shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such Exercise Shares for all purposes, as of the date the Purchaser’s Warrant has been exercised and payment to the Company of the aggregate Exercise Price has been received by the Company and all taxes required to be paid by the Holder, if any, pursuant to Section 2.2(vi) prior to the issuance of such Shares have been paid.

[1]	Note: The Expiration Date should be the first anniversary of the Issuance Date.

(ii) Delivery of New Warrants Upon Exercise. If this Purchaser’s Warrant shall have been exercised in part, the Company shall, at the written request of the Holder and upon surrender of this Purchaser’s Warrant, at the time of delivery of the Shares, deliver to the Holder a new warrant evidencing the rights of the Holder to purchase the unpurchased Shares called for by this Purchaser’s Warrant, which new warrant shall in all other respects be identical with this Purchaser’s Warrant.

(iii) Rescission Rights. If the Company fails to cause its Transfer Agent to transmit to the Holder the Exercise Shares pursuant to Section 2.2(i) by the Share Delivery Date, unless such failure was not caused by the fault or negligence of the Company, then the Holder will have the right to rescind such exercise upon written notice to the Company within one (1) trading day after the Share Delivery Date.

(iv) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Purchaser’s Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(vi) Charges, Taxes and Expenses. Issuance of Exercise Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Exercise Shares, all of which taxes and expenses shall be paid by the Company, and such Exercise Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event Exercise Shares are to be issued in a name other than the name of the Holder, this Purchaser’s Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Exhibit B duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all transfer agent fees required for processing of any exercise form to satisfy the required Share Delivery Date.

2.3 Legend. Each certificate for the securities purchased under this Purchase Warrant shall bear the following legends unless such securities have been registered under the Securities Act of 1933, as amended (the “Act”), or are exempt from registration under the Act:

(i) “THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

(ii) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by a certificate, instrument, or book entry so legended.

(iii) Section 8 of the Agreement with respect to legend removal shall apply to the removal of legends on the Shares.

3. Transfer.

3.1 Restrictions Imposed by the Act. The securities evidenced by this Purchaser’s Warrant shall not be transferred or sold unless and until: (i) the Company has received the opinion of counsel for the Company that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company, (ii) a registration statement or a post-effective amendment to the Registration Statement relating to the offer and sale of such securities that has been declared effective by the U.S. Securities and Exchange Commission (the “Commission”) and includes a current prospectus or (iii) a registration statement, relating to the offer and sale of such securities has been filed and declared effective by the Commission and compliance with applicable state securities law has been established.

4. Limitations on Exercise.

4.1 Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Purchaser’s Warrant, and the Holder of this Purchaser’s Warrant shall not have the right to exercise any portion of the Purchaser’s Warrant, and any such exercise shall be null and void ab initio and treated as if the exercise had not been made, to the extent that immediately prior to or following such exercise, the Holder, together with the Attribution Parties, beneficially owns or would beneficially own as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder, in excess of 9.99% (the “Maximum Percentage”) of the Ordinary Shares that would be issued and outstanding following such exercise. For purposes of calculating beneficial ownership for determining whether the Maximum Percentage is or will be exceeded, the aggregate number of Ordinary Shares held and/or beneficially owned by the Holder together with the Attribution Parties, shall include the number of Ordinary Shares held and/or beneficially owned by the Holder together with the Attribution Parties plus the number of Ordinary Shares issuable upon exercise of the relevant Purchaser’s Warrant with respect to which the determination is being made but shall exclude the number of Ordinary Shares which would be issuable upon (i) exercise of the remaining, unexercised Purchaser’s Warrant held and/or beneficially owned by the Holder or the Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company held and/or beneficially owned by such Holder or any Attribution Party (including, without limitation, any convertible notes, convertible shares or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 4.1, beneficial ownership of the Holder or the Attribution Parties shall, except as set forth in the immediately preceding sentence, be calculated and determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder. For purposes of this Purchaser’s Warrant, in determining the number of outstanding Ordinary Shares, a Holder of this Purchaser’s Warrant may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent Form 20-F, Form 6-K or other public filing with Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Company’s Transfer Agent setting forth the number of Ordinary Shares outstanding (such issued and outstanding shares, the “Reported Outstanding Share Number”). For any reason at any time, upon the written or oral request of the Holder, the Company shall within one business day confirm orally and in writing or by electronic mail to the Holder the number of Ordinary Shares then outstanding. The Holder shall disclose to the Company the number of Ordinary Shares that it, together with the Attribution Parties holds and/or beneficially owns and has the right to acquire through the exercise of derivative securities and any limitations on exercise or conversion analogous to the limitation contained herein contemporaneously or immediately prior to submitting an Exercise Notice for the relevant Purchaser’s Warrant . If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding Ordinary Shares is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of Ordinary Shares then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s, together with the Attribution Parties’, beneficial ownership, as determined pursuant to this Section 4.1, to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Purchaser’s Warrant , by the Holder and the Attribution Parties since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Ordinary Shares to the Holder upon exercise of this Purchaser’s Warrant results in the Holder, together with the Attribution Parties, being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Ordinary Shares (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s, together with the Attribution Parties’, aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder and/or the Attribution Parties shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. By written notice to the Company, a Holder of this Purchaser’s Warrant may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 19.99% specified in such notice; provided that any increase in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to the Company and shall not negatively affect any partial exercise effected prior to such change.

4.2       This Section 4 shall not restrict the number of Ordinary Shares which a Holder or the Attribution Parties may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder or the Attribution Parties may receive in the event of any adjustments as contemplated in Section 6 of this Purchaser’s Warrant . For purposes of clarity, the Ordinary Shares issuable pursuant to the terms of this Purchaser’s Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder or the Attribution Parties for any purpose including for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder and the rules promulgated thereunder. No prior inability to exercise this Purchaser’s Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4 to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Purchaser’s Warrant .

4.3       For purposes of this Section 4, “Attribution Parties” means, collectively, the following persons and entities: (i) any direct or indirect Affiliates of the Holder, (ii) any investment vehicle, including, any funds, feeder funds, or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (iii) any Person acting or who could be deemed to be acting as a “group” (within the meaning ascribed to it in Section 13(d) of the Exchange Act, and all related rules, regulations and jurisprudence) together with the Holder or any Attribution Parties and (iv) any other Persons whose beneficial ownership of the Company’s Ordinary Shares would or could be aggregated with the Holder’s and/or any other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

5. New Purchaser’s Warrants to be Issued.

5.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchaser’s Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchaser’s Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2.1 hereof, the Company shall cause to be delivered to the Holder without charge a new warrant of like tenor to this Purchaser’s Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Ordinary Shares purchasable hereunder as to which this Purchaser’s Warrant has not been exercised or assigned.

5.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchaser’s Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new warrant of like tenor and date. Any such new warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

6. Adjustments.

6.1 Adjustments to Exercise Price and Number of Ordinary Shares. The Exercise Price and the number of Ordinary Shares underlying this Purchaser’s Warrant shall be subject to adjustment from time to time as hereinafter set forth:

6.1.1 Share Dividends; Split Ups. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares or by a split up of Ordinary Shares or other similar event, then, on the effective date thereof, the number of Ordinary Shares purchasable hereunder shall be increased in proportion to such increase in outstanding Ordinary Shares, and the Exercise Price shall be proportionately decreased.

6.1.2 Aggregation of Ordinary Shares. If, after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding Ordinary Shares is decreased by a reverse split, consolidation, combination or reclassification of Ordinary Shares or other similar event, then, on the effective date thereof, the number of Ordinary Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares, and the Exercise Price shall be proportionately increased.

6.1.3 Replacement of Ordinary Shares upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares other than a change covered by Section 6.1.1, Section 6.1.2 or Section 6.1.3 hereof or that solely affects the par value of such Ordinary Shares, or in the case of any share reconstruction or amalgamation or consolidation of the Company with or into another corporation (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchaser’s Warrant shall have the right thereafter (until the expiration of the right of exercise of this Purchaser’s Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Ordinary Shares of the Company obtainable upon exercise of this Purchaser’s Warrant immediately prior to such event; and if any reclassification also results in a change in Ordinary Shares covered by Section 6.1.1, Section 6.1.2 or Section 6.1.3, then such adjustment shall be made pursuant to Section 6.1.1, Section 6.1.2, Section 6.1.3 and this Section 6.1.4. The provisions of this Section 6.1.4 shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers.

6.1.4 Changes in Form of Purchaser’s Warrant. This form of Purchaser’s Warrant need not be changed because of any change pursuant to this Section 6.1, and any warrants issued after such change, in exchange or replacement of this Purchaser’s Warrant may state the same Exercise Price and the same number of Ordinary Shares as are stated in the Purchaser’s Warrant initially issued pursuant to this Purchaser’s Warrant. The acceptance by any Holder of the issuance of a new warrant reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the date hereof or the computation thereof.

6.2 Substitute Purchaser’s Warrant. Except as otherwise provided in Section 6.1.4, in case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding Ordinary Shares), the corporation formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental warrant providing that the holder of this Purchaser’s Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of this Purchaser’s Warrant) to receive, upon exercise of such supplemental warrant, the kind and amount of Ordinary Shares and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of Ordinary Shares of the Company for which this Purchaser’s Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such supplemental warrant shall provide for adjustments which shall be substantially the same to the adjustments provided for in this Section 6. The above provisions of this Section 6 shall similarly apply to successive consolidations or share reconstructions or amalgamations.

6.3 [Reserved]

6.4 Notice to Holder.

6.4.1 Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 6, the Company shall promptly provide the Holder with a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Shares and setting forth a brief statement of the facts requiring such adjustment.

6.4.2 Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Shares, (C) the Company shall authorize the granting to all holders of the Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall provide the Holder with, at least ten (10) days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Shares of record shall be entitled to exchange their Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to provide such notice or any defect therein or in the provision thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Purchaser’s Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein. Notwithstanding the foregoing, no notice need be given to the Holder if the Company makes a public announcement of the applicable event via nationally distributed press release or via a publicly available and legally compliant filing with the Commission.

7. Removed and Reserved.

8. Certain Notice Requirements.

8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holder the right to vote or consent or to receive notice as a shareholder for the election of directors or any other matter, or as having any rights whatsoever as a shareholder of the Company. If, however, at any time prior to the expiration of this Purchaser’s Warrant and the exercise thereof, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books (the “Notice Date”) for the determination of the shareholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed reclassification, consolidation, merger, compulsory share exchange, dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be along with the proposed effective date of the event triggering such notice. Notwithstanding the foregoing, if not otherwise available on EDGAR, the Company shall deliver to the Holder a copy of each notice given to the other shareholders of the Company at the same time and in the same manner that such notice is given to the shareholders.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its Ordinary Shares, any additional shares of the Company or securities convertible into or exchangeable for shares of the Company, or any option, right or warrant to subscribe therefor, (iii) if the approval of any shareholders of the Company shall be required in connection with any reclassification, any consolidation or merger to which the Company is a party, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (iv) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3 Notice of Change in Exercise Price; Notice of Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price pursuant to Section 6 hereof, send notice to the Holder of such event and change (“Price Notice”). The Price Notice shall set forth the Exercise Price after such adjustment and any resulting adjustment to the number of Shares and describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Executive Officer and Chief Financial Officer. The Company shall, within five (5) business days after receipt by the Company of a written request by the Holder, send notice, in the manner as set forth in the Agreement, including by email, to the Holder of the Exercise Price then in effect and the number of Shares or the amount, if any, of other shares, securities or assets then issuable upon exercise of this Purchaser’s Warrant and shall be certified as being true and accurate by the Company’s Chief Executive Officer and Chief Financial Officer.

8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Purchaser’s Warrant shall be in writing and shall be deemed to have been duly made if made in accordance with the notice provisions of the Agreement.

9. Miscellaneous.

9.1 Amendments. The Company and the Holder may from time to time supplement or amend this Purchaser’s Warrant in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Holder may deem necessary or desirable and that the Company and the Holder deem shall not adversely affect the interest of the Holder. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchaser’s Warrant.

9.3 Entire Agreement. This Purchaser’s Warrant and the Agreement (together with the other agreements and documents being delivered pursuant to or in connection with this Purchaser’s Warrant) constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

9.4 Binding Effect. This Purchaser’s Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchaser’s Warrant or any provisions herein contained.

9.5 Governing Law; Submission to Jurisdiction; Trial by Jury. This Purchaser’s Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchaser’s Warrant shall be brought and enforced in any state court or United States Federal court sitting in the Borough of Manhattan, City of New York in the State of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its shareholders and affiliates) and the Holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

9.6 Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchaser’s Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchaser’s Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchaser’s Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchaser’s Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

9.7 Holder Not Deemed a Shareholder. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Purchaser’s Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Purchaser’s Warrant be construed to confer upon the Holder, solely in its capacity as a holder of this Purchaser’s Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Shares which it is then entitled to receive upon the due exercise of this Purchaser’s Warrant. In addition, nothing contained in this Purchaser’s Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Purchaser’s Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

9.8 Restrictions. The Holder acknowledges that the Shares acquired upon the exercise of this Purchaser’s Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

9.9 Severability. Wherever possible, each provision of this Purchaser’s Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Purchaser’s Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Purchaser’s Warrant.

9.10 Execution in Counterparts. This Purchaser’s Warrant may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Such counterparts may be delivered by facsimile transmission or other electronic transmission.

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IN WITNESS WHEREOF, the Company has caused this Purchaser’s Warrant to be signed by its duly authorized officer as of the [*] day of [*] 2025.

SUPERX AI TECHNOLOGY LIMITED

By:
Name:
Title:	Executive Director

EXHIBIT A

Exercise Form

Form to be used to exercise Purchaser’s Warrant:

Date: __________, 202_

The undersigned hereby elects irrevocably to exercise the Purchaser’s Warrant for ______ Ordinary Shares of SuperX AI Technology Limited, a British Virgin Islands business company (the “Company”), and hereby makes payment of $____ (at the rate of $____ per share) in payment of the Exercise Price pursuant thereto. Please issue the Ordinary Shares as to which this Purchaser’s Warrant is exercised in accordance with the instructions given below and, if applicable, a new Purchaser’s Warrant representing the number of Ordinary Shares for which this Purchaser’s Warrant has not been exercised.

Signature:

Signature Guaranteed:

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name:

(Print in Block Letters)

Address:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

EXHIBIT B

Assignment Form

Form to be used to assign Purchaser’s Warrant:

(To be executed by the registered Holder to effect a transfer of the within Purchaser’s Warrant):

FOR VALUE RECEIVED, does hereby sell, assign and transfer the Assignee named below all of the rights of the undersigned the right to purchase Ordinary Shares of SuperX AI Technology Limited, a British Virgin Islands business company (the “Company”), evidenced by the Purchaser’s Warrant and does hereby authorize the Company to transfer such right on the books of the Company with respect to the number of Ordinary Shares set forth below.

Name of Assignee	Address and Phone Number	No. of Shares

The undersigned also represents that, by assignment hereof, the Assignee acknowledges that this Purchaser’s Warrant and the ordinary shares to be issued upon exercise hereof or conversion thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of this Purchaser’s Warrant or any ordinary shares to be issued upon exercise hereof or conversion thereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws. Further, the Assignee has acknowledged that upon exercise of this Purchaser’s Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the ordinary shares so purchased are being acquired for investment and not with a view toward distribution or resale.

Dated: , 202__

Holder’s Signature: _____________________________

Holder’s Address:   _____________________________

Signature Guaranteed: ___________________________________________

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)